Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                             ABLE ONE CAPITAL, INC.
                                   Pursuant to
                              Section 78.050 of the
                         Nevada General Corporation Law

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      FIRST: The name of the corporation is ABLE ONE CAPITAL, INC.

      SECOND: The address of the corporation's registered office in the State of Nevada is502 East John Street, Carson City, Nevada 89706. The mailing address and the street address of the said registered agent are identical. The name of its registered agent at such address is CSC Corporate Services.

      THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

      FOURTH: The total number of shares which the corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, having a par value of $.001 per share, as follows:

            Common. The aggregate number of common shares which this Corporation shall have authority to issue is 100,000,000 shares of Common Stock, having a par value of $.001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

            Preferred. The Corporation shall be authorized to issue 1,000,000 shares of Preferred Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors.

      FIFTH: The name and mailing address of the incorporator is Paul Goodman, 370 Lexington Avenue, 19th floor, New York, New York 10017.

      SIXTH: Election of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

      SEVENTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director".

      The number of members constituting the first Board of Directors of the corporation is two; and the name and the post office box or street address, either residence or business, of each of said members are as follows:

      NAME:                                   ADDRESS:
      Stuart Davis                            370 Lexington Avenue; 19th Floor
                                              New York, NY 10017

      Barbara Patchefsky                      370 Lexington Avenue; 19th Floor
                                              New York, NY 10017


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      The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

      EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

      NINTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the state, and all rights conferred upon stockholders herein are granted subject to this reservation.

      ELEVENTH: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in it's discretion it shall deem advisable.

      I, UNDERSIGNED, being the Incorporator herein before named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 1st day of November, 2001.


                                           --------------------------------
                                           Paul Goodman
                                           370 Lexington Avenue; 19th Floor
                                           New York, New York 10022
                                           (212) 697-7400